Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated December 10, 2024 in the Registration Statement to Form F-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of LEIFRAS Co., Ltd. (the “Company”) as of December 31, 2022 and 2023, and related consolidated statements of income, change in shareholders’ equity and cash flows, for each of the years in the two-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
December 10, 2024	Certified Public Accountants
PCAOB ID: 1171